Exhibit 10.12

CARLISLE COMPANIES INCORPORATED

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

As Amended and Restated Effective January 1, 2007

The Carlisle Companies Incorporated Deferred Compensation Plan for Non-Employee Directors provides each eligible non-employee director with the opportunity to defer all or a portion of his annual retainer and meeting fees to his Account under the Plan.  The Plan also provided eligible non-employee directors a one-time opportunity to elect to receive a one-time credit to his Account under the Plan in lieu of any benefits to which he would otherwise be entitled under the Company’s Director Retirement Plan.

The Plan, originally effective January 1, 2004, is hereby amended and restated effective as of January 1, 2007 to (i) conform the Plan to the requirements of Section 409A of the Internal Revenue Code and (ii) meet other current needs.

SECTION I
DEFINITIONS

In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine or neuter gender shall be deemed to include the other and the terms “he,” “his” and “him” shall refer to a Participant.  Unless otherwise indicated, section references shall mean sections of this Plan.  For the purposes hereof, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

1.1                                 “Account” means the bookkeeping account maintained under the Plan by the Administrator on behalf of each Participant pursuant to Section 2.4 to reflect all allocations and distributions with respect to the Participant under the Plan.

Each Participant who participated in the Plan prior to January 1, 2005 shall have a separate sub-account maintained by the Administrator to reflect (i) deferrals of Fees earned by the Participant prior to January 1, 2005, (ii) the one-time credit described in Section 2.4(ii), (iii) allocations of gains, losses and earnings as described in 2.4(iii) with respect to pre-January 1, 2005 Fee deferrals and the one-time credit, and (iv) distributions of such amounts.  Such sub-account is referred to in the Plan as a Participant’s “Pre-2005 Sub-Account.”

1.2                                 “Administrator” means the administrator appointed to administer the Plan.  Unless and until otherwise specified, the Administrator under the Plan shall be the Board.  Pursuant to Section 3, from time to time the Administrator may delegate to the management of the Company its responsibilities, including its recordkeeping responsibilities, under the Plan.  Where used herein, the “Administrator” shall be deemed to include representatives of the Company’s management to whom administrative responsibilities, including recordkeeping responsibilities, have been delegated.

1.3                                 “Beneficiary” or “Beneficiaries” means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant’s Account in the event of the death of the Participant prior to the Participant’s receipt of the entire amount credited to his Account.

1.4                                 “Board” means (i) the Board of Directors of the Company and (ii) any committee or committees of the Company’s Board of Directors to which, and to the extent, the Company’s Board of Directors has delegated some or all of its power, authority, duties or responsibilities with respect to the Plan.

1.5                                 “Code” means the Internal Revenue Code of 1986, as amended.

1.6                                 “Company” means Carlisle Companies Incorporated, a Delaware corporation, and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Carlisle Companies Incorporated with any other corporation, limited liability company, joint venture, partnership or other entity.

1.7                                 “Election Agreement” means a Participant’s agreement, on a form provided by the Administrator, to defer his Fees.

1.8                                 “Eligible Director” means, unless otherwise determined by the Administrator, each member of the Board who is not an employee of the Company or any of its affiliates.  Each Eligible Director shall continue as such until his Termination of Service Date.

1.9                                 “Fees” means the annual retainer, meeting fees and other similar amounts (as determined by the Administrator from time to time) payable by the Company to a Participant in consideration for his service as a member of the Board.

1.10                           “Insolvent” means that the Company has become subject to a pending voluntary or involuntary proceeding as a debtor under the United States Bankruptcy Code or has become unable to pay its debts as they mature.

1.11                           “Participant” means any Eligible Director who has at any time elected to defer the receipt of Fees in accordance with the Plan or who has received a credit pursuant to Section 2.4(ii) and who, in conjunction with his Beneficiary, has not received a complete distribution of the amount credited to his Account.

1.12                           “Plan” means this deferred compensation plan, which shall be known as the Carlisle Companies Incorporated Deferred Compensation Plan for Non-Employee Directors.

1.13                           “Termination of Service Date” means the date a Participant ceases to be a member of the Board for any reason.

1.14                           “Year” means the 12-month period ending on each December 31.

SECTION II
DEFERRALS, CONTRIBUTIONS AND ACCOUNTS

2.1                                 Eligibility.  Subject to Section 2.3, an Eligible Director may elect to defer receipt of all or a specified part of his Fees for any Year in accordance with Section 2.2.  An Eligible Director’s entitlement to defer shall cease with respect to the Year following the Year in which he ceases to be an Eligible Director.

2.2                                 Election to Defer.  An Eligible Director who desires to defer all or part of his Fees pursuant to the Plan must complete and deliver an Election Agreement to the Administrator before the first day of the Year for which such Fees would otherwise be earned.  Notwithstanding the above, in the event that an individual first becomes an Eligible Director during the course of a Year, the individual’s Election Agreement must be filed no later than thirty (30) days following the date he first becomes an Eligible Director and such Election Agreement shall be effective only with respect to Fees earned following the filing of the Election Agreement with the Administrator.  An Election Agreement that is timely delivered to the Administrator shall be effective with respect to Fees earned in all Years following the Year in which the Election Agreement is delivered to the Administrator, unless such Election Agreement is revoked or modified (which revocation or modification shall be effective on the first day of the Year following the Year in which such revocation or modification is delivered to the Administrator) or until terminated automatically upon either the termination of the Plan, the Company’s becoming Insolvent or the Participant’s Termination of Service Date.

2.3                               Deferral of Fees.  A Participant shall designate on the Election Agreement the portion of his Fees that is to be deferred in accordance with the following rules.  A Participant may defer up to 100% of the Fees that he would earn and otherwise receive during the Year for services performed as an Eligible Director.

2.4                                 Accounts.

(i)            Crediting of Deferrals.  Fees that a Participant elects to defer shall be credited to his Account on the date the Fees would otherwise have been paid to the Participant.

(ii)           Converted Benefit.  Each Eligible Director who earned benefits under the Carlisle Companies Incorporated Director Retirement Plan and who elected to receive a credit to his Account under the Plan in lieu of such benefits received such credit to his Account on or about January 15, 2004 in the amount set forth in his Election Agreement for the Year beginning January 1, 2004.

(iii)          Investment Procedures.  Until fully distributed under the Plan, amounts credited to a Participant’s Account shall be credited with gains, losses and earnings based on investment directions made by the Participant on an Election Agreement provided by the Administrator.  The initial investment options available under the Plan shall be (a) an investment option deemed to be invested solely in shares of the common stock, par value of one dollar ($1.00), of the Company, with dividends deemed to be reinvested in such shares (the “Company Stock Fund”) and (b) a fixed rate investment option, which rate is subject to change from time to time and is compounded annually (the “Fixed Rate Fund”).  Each Participant may change his investment elections one time per Year, which change will be effective on the first day of such Year, by submitting an Election Agreement to the Administrator during the period commencing on November 1 and ending on December 31 of the preceding Year, provided, however, that a Participant may not change from the Company Stock Fund to the Fixed Rate Fund if, immediately after such change, he fails to satisfy the Company’s share ownership guidelines.  The Administrator specifically retains the right in its sole discretion to change the investment options from time to time.  By giving investment directions in accordance with the Plan, each Participant shall thereby acknowledge and agree that the Company is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant’s investment directions in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company thereunder or relating thereto.  The Plan is unfunded.  A Participant’s Account represents the Company’s unsecured obligation to pay the amount credited to such bookkeeping account.  Amounts credited to a Participant’s Account shall be used to purchase the investments selected by the Participant.

2.5                                 Date of Distribution.  The distribution of a Participant’s Account shall be made or shall commence within ninety days after the Participant’s Termination of Service Date.  Notwithstanding the foregoing, if a Participant has a Termination of Service Date but as of such date the Participant is a “specified employee” of the Company within the meaning of Code Section 409A(a)(2)(B)(i) and the regulations thereunder, distribution of the Participant’s Account shall not be made or commence until six months after the Participant’s “separation from service” with the Company (as defined in Code Section 409A and applicable regulations) or, if earlier, the Participant’s death.

2.6                                 Distribution of Accounts.

(i)           Available Forms of Distribution.  A Participant’s entire Account (including his Pre-2005 Sub-Account, if any, and the amount of each investment option in which the Account is deemed invested) shall be distributed in cash, at the election of the Participant, (a) in a single lump sum or (b) in quarterly installments over a period of ten years.  Payment shall commence on the date specified in Section 2.5, except as otherwise provided herein.  The payment to a Participant or his Beneficiary of a single lump sum or of the installments payable hereunder shall discharge all obligations of the Company to such Participant or Beneficiary under the Plan with respect to that Account.  In the event that a Participant’s Account is paid in installments, the amount of each installment shall be equal to the quotient obtained by dividing the Participant’s Account balance as of the date of such installment payment by the number of installment payments remaining to be made to or in respect of such Participant at the time of the calculation.

(ii)          Distribution Election Procedures.  In accordance with procedures established by the Administrator, but in no event later than the later of (a) December 31, 2007 and (b) thirty days after the date an Eligible Director becomes a Participant under the Plan, the Participant shall make an irrevocable election to have his Account distributed in accordance with one of the available forms of distribution described in Section 2.6(i).  In the event that no valid and timely election is made regarding the Participant’s form of distribution, the Participant’s Account shall be paid in a single lump sum.  The form of distribution of a Participant’s Account cannot be changed after the deadline for making a form of distribution election.

2.7                                 Death of a Participant.  If a Participant dies after payment of his Account in installments has commenced, the remaining balance of his Account shall continue to be paid to his Beneficiary or Beneficiaries in accordance with the payment schedule that has already commenced.  If a Participant dies before payment from his Account has commenced, the Participant’s Account shall be paid to his Beneficiary or Beneficiaries in cash in a single lump sum within ninety days after the Participant’s death.  Each Participant shall designate a Beneficiary or Beneficiaries on a Beneficiary designation form provided by the Administrator.  A Participant’s Beneficiary designation may be changed at any time prior to his death by the execution and delivery of a new Beneficiary designation.  The Beneficiary designation on file with the Company that bears the latest date at the time of the Participant’s death shall govern.  Notwithstanding the above, in the absence of a Beneficiary designation, the amount of the Participant’s Account shall be paid to the Participant’s estate in a lump sum amount within 90 days after the appointment of an executor or administrator or as otherwise determined by the Administrator.

2.8                                 Accelerated Payment of Pre-2005 Sub-Account.  Notwithstanding any other provision of the Plan, each Participant shall be permitted, at any time, to make an election to receive, payable as soon as administratively practicable after such election is received by the Administrator, a distribution of part or all of his Pre-2005 Sub-Account in a single lump sum, if (and only if) the amount in the Participant’s Pre-2005 Sub-Account subject to such distribution is reduced by 10%, which 10% amount shall thereupon irrevocably be forfeited.

2.9                                 Vesting of Accounts.  Subject to Section 2.8, each Participant shall at all times have a nonforfeitable interest in his Account balance.

SECTION III
ADMINISTRATION

The Administrator shall be responsible for the general administration of the Plan and for carrying out the provisions hereof.  The Administrator shall have all such powers as may be necessary to carry out the provisions of the Plan, including the power to (i) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (ii) resolve all other questions arising under the Plan, including any factual questions and questions of construction, and (iii) take such further action as the Company shall deem advisable in the administration of the Plan.  The actions taken and the decisions made by the Administrator hereunder shall be final and binding upon all interested parties.  Any Participant who would otherwise be entitled to act on behalf of the Administrator shall recuse himself from any decision of the Administrator that is made solely with respect to him.  The Administrator shall provide a procedure for handling claims of

Participants or their Beneficiaries under the Plan.  Such procedure shall provide adequate written notice within a reasonable period of time with respect to the denial of any such claim as well as a reasonable opportunity for a full and fair review by the Administrator of any such denial.  From time to time, the Administrator may delegate to the management of the Company its responsibilities, including its recordkeeping responsibilities, under the Plan.

SECTION IV
AMENDMENT AND TERMINATION

4.1                                 Amendment.  The Company reserves the right to amend the Plan at any time by action of the Board; provided, however, that no such action shall reduce the Account balance of any Participant or Beneficiary without his consent.

4.2                                 Termination.  The Company reserves the right to terminate the Plan at any time by action of the Board.  In the event the Company terminates the Plan, the Administrator shall determine how and when amounts credited to Participant Accounts will be distributed, provided such distribution determination complies in all respects with Section 409A of the Code and applicable regulations.  In such regard, the Company reserves the maximum discretionary authority permissible under Section 409A of the Code and applicable regulations to terminate the Plan and make distributions in the event of a “change in control” of the Company (as defined in Treasury Regulation Section 1.409A-3(g)(5)).

4.3                                 Compliance with Section 409A of the Code.  The Company intends for the Plan to comply with Code Section 409A.  In the event that the Company reasonably determines that any Plan provision or procedure does not comply with Code Section 409A, the Company shall adopt such Plan amendments or adopt other policies or procedures that will bring the Plan and its administration into compliance with Code Section 409A; provided, however, that no such action shall reduce the Account balance of any Participant or Beneficiary without his consent.

SECTION V
MISCELLANEOUS

5.1                                 Non-alienation of Deferred Compensation.  Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary.

5.2                                 Interest of Participant.

(i)            The obligation of the Company under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company to make payments from its general assets and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Company.  It is the intention of the Company that the Plan be unfunded for tax purposes.

(ii)           In the event that the Company purchases an insurance policy or policies insuring the life of any Participant (or any other property) to allow the Company to recover the cost of providing the benefits, in whole or in part, hereunder, neither the Participants nor their Beneficiaries or other distributees shall have nor acquire any rights whatsoever therein or in the proceeds therefrom.  The Company or its delegate shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein.  A Participant’s participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Company and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to such Participant or any other person.

5.3                                 Claims of Other Persons.  The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Company or the officers, employees or directors of the Company, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

5.4                                 Severability.  The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.

5.5                                 Construction.  Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of North Carolina.  Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

5.6                                 Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Plan.  This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.

5.7                                 Withholding of Taxes and Other Amounts.  The Company may withhold or cause to be withheld from any amounts deferred or payable under the Plan any taxes or other amounts as shall be legally required.

5.8                                 Electronic or Other Media.  Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Administrator may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Administrator and Participants and Beneficiaries.  Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

IN WITNESS WHEREOF, to record the amendment and restatement of the Plan, the Company has caused this document to be executed by its duly authorized officer on the 7th day of December, 2007.

CARLISLE COMPANIES INCORPORATED

By:	/s/ Steven J. Ford
Name:	Steven J. Ford
Title:	Secretary